UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
 REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number:  333-102420
                                                                 ----------

                              Ineos Group Limited
                              -------------------
            (Exact name of registrant as specified in its charter)


           Hawkslease, Chapel Lane, Lyndhurst, Hampshire SO43 7FG,
                     United Kingdom +44 (0) 2380 287 063
   ------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Class "C" Phenol Regional Tracker Shares
      -----------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                   Class "C" Fluor Regional Tracker Shares

                                      ----
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     |_|    Rule 12h-3(b)(1)(i)       |_|

         Rule 12g-4(a)(1)(ii)    |_|    Rule 12h-3(b)(1)(ii)      |_|

         Rule 12g-4(a)(2)(i)     |_|    Rule 12h-3(b)(2)(i)       |x|

         Rule 12g-4(a)(2)(ii)    |_|    Rule 12h-3(b)(2)(ii)      |_|

                                        Rule 15d-6                |_|


         Approximate number of holders of record as of the certification or notice date: One hundred and ten (110).
             ------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Ineos Group Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  November 22, 2004        By:  /s/John Reece
                                     -------------------------------
                                     Name: John Reece
                                     Title: Finance Director